Exhibit 99.2

Contact:
Crescendo Communications, LLC
David Waldman or John Quirk
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group Reports Record Revenue
and EPS for the First Quarter of 2010

New York and Shenzhen – May 14, 2010 – New Energy Systems Group (OTCBB: NEWN) (“New Energy” or the “Company”), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights:
•	Revenue increased 753% to approximately $22.5 million
•	Gross profit increased 801% to approximately $6.4 million
•	GAAP EPS increased 235% to $0.30 per diluted share
•	Adjusted EPS increased 297% to $0.37 per diluted share
•	Generated $6.6 million of cash flow from operations
•	Reaffirms 2010 adjusted EPS guidance of $1.23 per diluted share

Mr. Nian Chen, New Energy’s new Chief Executive Officer, commented, “We are extremely pleased with our first quarter 2010 results, which is the first quarter that includes the full impact of the recent Anytone and NewPower acquisitions.  Our strong results this quarter reflect not only rapid organic growth within each of our businesses, but also the successful integration and benefits of these accretive acquisitions which significantly transformed our company.  Specifically, Anytone brings significant R&D capabilities and expands our offering to include higher margin end-user branded products.  NewPower provides us a captive source for battery components that enables us to keep costs below our competitors’ and improve margins in our direct-to-consumer and finished battery distribution businesses.  Given the positive trends in the consumer electronics market, we continue to see increasing demand for our products.  We are well positioned to capitalize on this demand due to our reputation for producing high quality and innovative products.  We continue to generate strong free cash flow, have a solid balance sheet, and have unused manufacturing capacity, which will allow us to continue growing without incurring significant capital expenditures.”

Mr. Chen continued, “We remain confident that our adjusted 2010 net income will be at least $15.6 million, or $1.23 per diluted share, based on approximately 12.6 million fully diluted shares. This would represent approximately 38% growth in adjusted diluted EPS, despite the fact that our 2010 effective tax rate will be approximately 22% for 2010 versus approximately 12% for 2009. We are very excited about the outlook for the company and look forward to keeping our shareholders updated on our progress."

Revenue for the three months ended March 31, 2010, was approximately $22.5 million as compared to $2.6 million for the three months ended March 31, 2009, an increase of 753%. Sales in the battery segment, which includes the newly acquired Anytone and NewPower businesses, grew 993% to $19.4 million in the first quarter of 2010 compared to approximately $1.8 million in the first quarter of 2009.  Sales in the battery shell and cover segment grew 256% to approximately $3.1 million in the first quarter of 2010, compared to $857,662 in the first quarter of 2009. Anytone, which was acquired in December 2009, contributed revenue of approximately $10.3 million in the first quarter of 2010. NewPower, which was acquired on January 12, 2010, contributed approximately $7.7 million of revenue in the first quarter of 2010.  On a standalone basis, sales for Anytone and NewPower in the first quarter of 2010 increased 72% and 31%, respectively, compared to the same period last year prior to the acquisitions.  Excluding the contributions from Anytone and NewPower, revenue in the battery segment increased approximately 70% compared to the first quarter of 2009.

Gross profit was approximately $6.4 million, or 28.6% of total revenue, for the three months ended March 31, 2010, as compared to $713,380, or 27.1% of total revenue, for the three months ended March 31, 2009. The improvement reflects increased sales in each of the segments, including the battery shell and cover segment, which has higher gross margins.

Operating income was approximately $4.9 million for the three months ended March 31, 2010, as compared to $594,194 for the three months ended March 31, 2009.  For the first quarter of 2010, general and administrative expenses included $696,777 in non-cash amortization expense and $251,507 in non-cash stock compensation expense, compared to $28,104 of non-cash amortization expense and zero non-cash stock compensation expense for the first quarter of 2009.  Operating income excluding these non-cash items was approximately $5.9 million for the three months ended March 31, 2010, as compared to $622,298 for the three months ended March 31, 2009.

Net income for the three months ended March 31, 2010, was approximately $3.8 million, or $0.30 per diluted share, compared to net income of $504,282, or $0.09 per diluted share, for the three months ended March 31, 2009. Excluding non-cash stock-based compensation expense and amortization expense, adjusted net income, was approximately $4.7 million, or $0.37 per diluted share, for the three months ended March 31, 2010, as compared to $532,386, or $0.09 per diluted share, for the three months ended March 31, 2009 (see table below for reconciliation to net income).

As of March 31, 2010, the Company had cash and cash equivalents of approximately $8.5 million. Included in the Company’s accounts payables is an approximately $4.0 million liability, which is scheduled to be paid in cash by June 30, 2010, as a final payment related to the Anytone acquisition which was completed in December 2009.

Table 1: Reconciliation of Q1 2010 and 2009 Reported Net Income and Adjusted Net Income and Net Income per Diluted Share:

The Company defines adjusted net income as earnings before non-cash compensation and amortization expense. Adjusted net income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of adjusted net income is relevant and useful by enhancing the readers' ability to understand the Company's operating performance. The Company's management utilizes adjusted net income as a means to measure performance. The Company's measurements of adjusted net income may not be comparable to similar titled measures reported by other companies. The table below reconciles adjusted net income, a non-GAAP measure, to net income for the three months ended March 31, 20010 and March 31, 2009.

	Three Months Ended
	March 31,
	2010	2009
Net income	$3,781,866	$504,282
Add back: non-cash, stock based compensation expense	$251,507	$-
Add back: amortization expense	$696,777	$28,104
Adjusted net income	$4,730,150	$532,386

Reported net income per diluted share	$0.30	$0.09
Adjusted net income per diluted share	$0.37	$0.09

Conference Call

New Energy Systems Group will also host a conference call at 8:00 a.m. Eastern Time on Friday, May 14, 2010. During the call, Mr. Weihe Yu, Chairman, Mr. Nian Chen, New Energy’s new Chief Executive Officer, and Mr. Junfeng Chen, Chief Financial Officer will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is (877) 407-8033 (U.S. callers) or (201) 689-8033 (international callers). A live webcast of the call will also be available on the Company's website www.newenergysystemsgroup.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the website, and investors will be able to access an encore recording of the conference call for seven calendar days through midnight Friday, May 21, 2010, by calling (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account #286 and conference ID #350737. The encore recording will be available two hours after the conference call has concluded.

About New Energy Systems Group

New Energy Systems Group, is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company’s end-user consumer products are sold under the Anytone brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy’s end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

(tables to follow)

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2010 (Unaudited)	December 31, 2009
Current assets
Cash and cash equivalents	$8,530,867	$3,651,990
Accounts receivable	10,943,006	9,776,041
Inventory	1,590,613	502,702
Prepaid expenses	437,155	262,380
Other receivables	37,637	3,470,903

Total current assets	21,539,278	17,664,016

Plant, property & equipment, net	967,008	699,790

Other assets
Goodwill	28,008,679	19,244,036
Intangible assets, net	22,085,159	15,772,344

Total other assets	50,093,838	35,016,380

Total assets	$72,600,124	$53,380,186

Current liabilities
Accounts payable and accrued expenses	$10,459,721	$9,095,623
Taxes payable	1,275,302	762,430
Loan payable to related party	527,372	527,225
Deferred revenue	629,917	-

Total current liabilities	12,892,312	10,385,278

Deferred tax liability	4,268,755	3,001,584

Total Liabilities	17,161,067	13,386,862

Stockholders' equity
Preferred stock, $.001 par value, 7,575,757 shares authorized, issued and outstanding	7,576	7,576
Common stock, $.001 par value, 140,000,000 shares authorized, 11,863,390 issued and outstanding	11,863	11,863
Additional paid in capital	53,656,188	42,165,283
Statutory reserve	2,070,081	2,070,081
Other comprehensive income	1,230,196	1,225,986
Retained earnings (Accumulated deficit)	742,896	(3,038,972)
Less: Deferred compensation	(2,279,743)	(2,448,493)

Total stockholders' equity	55,439,057	39,993,324

Total liabilities and stockholders' equity	$72,600,124	$53,380,186

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009

Revenue, net
Battery	$19,399,150	$1,774,458
Battery shell and cover	3,053,513	857,662
Total revenue	22,452,663	2,632,120

Cost of sales
Battery	14,073,985	1,190,843
Battery shell and cover	1,953,393	727,897
Total cost of revenue	16,027,378	1,918,740

Gross profit	6,425,285	713,380

Operating expenses
Selling expenses	125,974	18,139
General and administrative expenses	1,374,155	101,047
Total operating expenses	1,500,129	119,186

Income from operations	4,925,156	594,194

Other expenses
Other income	8,287	2,898
Interest income (expense)	21,289	(31,042)
Total other expenses	29,576	(28,144)

Income before income taxes	4,954,732	566,050

Provision for income taxes	(1,172,866)	(61,768)

Net income	3,781,866	504,282

Other comprehensive income
Foreign currency translation	4,210	(14,628)

Comprehensive income	$3,786,076	$489,654

Net income per share
Basic	$0.32	$0.09
Diluted	$0.30	$0.09

Weighted average number of shares outstanding:
Basic	11,863,390	5,646,063
Diluted	12,623,895	5,646,063

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,781,866	$504,282
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	760,851	81,896
Deferred tax liability	(134,717)	-
Deferred compensation expense	168,750	-
Loss on disposal of subsidiary	121	-
(Increase) / decrease in current assets:
Accounts receivable	1,646,089	4,690,324
Inventory	(847,367)	471,307
Other receivables	433,887	-
Increase/(Decrease) in current liabilities:
Accounts payable and accrued expenses	(96,097)	(2,217,830)
Taxes payable	875,670	(325,160)

Net cash provided by operating activities	6,589,053	3,204,819

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition of Newpower	24,550	-
Proceeds from sale of property and equipment	66	-
Acquisition of property and equipment	(3,844)	-

Net cash used in investing activities	20,772	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability	(1,000,000)	-
Loan from (repayment to) related party	(732,397)	19,550

Net cash provided by (used in) financing activities	(1,732,397)	19,550

Effect of exchange rate changes on cash and cash equivalents	1,449	(29,286)

Net increase in cash and cash equivalents	4,878,877	3,195,083

Cash and cash equivalents, beginning balance	3,651,990	6,969,454

Cash and cash equivalents, ending balance	$8,530,867	$10,164,537

SUPPLEMENTAL DISCLOSURES:

Cash paid during the year for:

Income tax payments	$556,427	$61,768

Interest payments	$0	$35,085